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                                                                     Exhibit 6.1

                             ACQUISITION AGREEMENT

      AGREEMENT made this 12th day of September, 2000, by and between Diamond Discoveries International Corp., with a principal place of business at 119 West 23rd Street, Suite 508, New York, New York 10011 (the "Purchaser"), Peter Ferderber, whose address is 114 Villeneuve, Val D'or, Quebec J9P 3L7 ("Seller"),
S. G. Hawkins whose address is 111 Richmond Street West, Suite 402, Toronto, Ontario M5H 2G4 ("Hawkins") and Tandem Resources Ltd. ("Tandem") whose address is 111 Richmond Street West, Suite 402, Toronto, Ontario M5H 2G4.

      WITNESSETH: In consideration of the mutual covenants, agreements, representations and warranties herein contained, and intending to be legally bound, the parties agree as follows:

                                   ARTICLE I

                        SALE AND PURCHASE OF PROPERTIES

      1.1 Transfer of Properties. Subject to the terms and conditions of this Agreement, Purchaser in reliance upon the representations and warranties of Seller made herein and in the schedules annexed hereto, will, at the Closing (hereinafter defined), acquire from Seller, and Seller, in reliance upon the representations and warranties of Purchaser made herein and in the schedules annexed hereto, will, at the Closing transfer and convey to purchaser the properties whose legal descriptions are set forth on Schedule 1 hereto (the "Properties") along with all mining and/or exploration permits relating thereto.

      1.2 Encumbrances. The sale and transfer of the Properties shall, at the time of Closing, be free and clear of all obligations, security interests, liens, and encumbrances, except as described in the Schedule of Encumbrances,
Schedule 2 hereto, and other schedules attached hereto, or unless expressly assumed in writing by Purchaser.

      1.3 Purchase Price. The purchase price for the Properties shall be 2,000,000 shares of common stock of the Purchaser (the "Acquisition Shares") and $60,000 Canadian (collectively, with the Acquisition Shares, the "Purchase Price"). In accordance with prior agreements between the Seller and Hawkins, the Purchase Price shall be allocated among them as follows: (i) 1,000,000 of the Acquisition Shares each to the Seller and Hawkins; and (ii) $25,000 Canadian to Seller and $35,000 Canadian to Hawkins. The Purchase Price shall be payable at Closing, as follows: (i) delivery of the cash portion of the Purchase Price in cash, certified check or by wire transfer; and (ii) delivery of the Acquisition Shares.

      1.4 Properties. Seller shall convey good and marketable title at the Closing to the Properties, and more particularly described in the Appendix attached to this Agreement comprises mineral permits issued by the Government of Quebec and registered in the name of Seller. Seller hereby agrees to deliver, at Closing, a transfer duly signed by Seller which will enable Purchaser to register title to the permits in the Province of Quebec. A Copy of this transfer has already been furnished to the Purchaser or its agents.

      1.5 Closing. The consummation of the transactions contemplated herein (the "Closing") shall take place at 10:00 A.M. on September 12th, 2000 (the "Closing Date") or such later date as may be


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agreed upon by the parties. The Closing shall take place at the offices of Bondy
& Schloss LLP, 6 East 43rd Street, New York, New York 10017.

      1.6 Access and Information. Between the date hereof and Closing, Seller shall give Purchaser and its accountants, counsel, and other representatives access, during normal business hours, to Seller's books and records relating to the Properties. Purchaser and its agents shall keep such information confidential until the sale is closed.

                                   ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Purchaser as of the date hereof and as of Closing, the following:

      2.1 Authority. Seller has full power and authority to sell the Properties.

      2.2 Compliance. Neither the execution and delivery of this Agreement, nor the consummation by Seller of any of the transactions contemplated hereby will result in a breach of any applicable statute or regulation, or of any administrative or court order or decree; nor will such compliance conflict with or result in the breach of any term, provision, covenant or condition of any agreement or other instrument to which Seller is a party or by which he may be bound.

      2.3 Tax Returns and Tax Audits. Seller has filed with the appropriate governmental agencies all required tax returns and tax reports relating to the Properties. Seller has paid all taxes, assessments, fees, and other governmental charges levied upon him relating to the Properties, other than those not yet due and payable or delinquent.

      2.4 Litigation. No suit, action, administrative, arbitration, or other legal proceeding or governmental investigation is pending, or to Sellers knowledge is threatened against the Properties. There are no outstanding judgments, decrees, or orders against the Seller which affects the Properties in any way.

      2.5 Effect of Agreement. The terms and conditions of this Agreement and all other instruments and agreements to be delivered by Seller to Purchaser under the terms hereof are valid, binding, and enforceable against the Seller in accordance with their terms, subject only to the applicable bankruptcy, moratorium, and other laws generally affecting the rights and remedies of creditors.

      2.6 Good Title. Seller has and shall transfer to Purchaser at Closing, good and marketable title to the Properties, free and clear of all security interests, encumbrances or liens, subject only to matters set forth on Schedule 2 hereto. Such Schedule is a true and complete list of all security interests, mortgages, encumbrances, and liens affecting the Properties.

      2.7 Investment Representation. The Seller represents and confirms to the Purchaser that he (1) is an accredited investor within the meaning of Rule 501(a) under the Securities Act of 1933, as amended (the "Securities Act") or, if not such an accredited investor, has alone or together with a purchaser representative within the meaning of Rule 501(h) under the Securities Act, such knowledge and experience in financial and business matters as to be capable of evaluating the merits


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and risks of an investment in the securities of the Purchaser of the type contemplated by this Agreement; (2) is aware of the limits on resale of the Acquisition Shares imposed by virtue of the nature of the transaction; and (3) will receive and accept at the Closing, the Acquisition Shares for investment, and without any view to the sale, resale or other distribution thereof in any manner that is in violation of the Securities Act. The certificates representing the Acquisition Shares, when delivered to the Seller at the Closing, may have appropriate orders restricting transfer placed against them on the stock records of the Purchaser and/or at the transfer agent for such securities and may have placed upon them a legend in substantially the following form:

            "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY BE SOLD, TRANSFERRED OR ENCUMBERED ONLY PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, PURSUANT TO A NO-ACTION LETTER FROM THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION OR PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

The Seller agrees not to attempt any transfer of any of the Acquisition Shares without first complying with the substance of said legend.

      2.8 Securities and Exchange Commission Filing. Seller agrees to cooperate with the Purchaser in connection with its filing of a registration statement on Form 10-SB with the Securities and Exchange Commission (the "Registration Statement") and complete Officers' Directors' and Principal Shareholders' Questionnaires in connection therewith.

      2.9 Representations and Warranties. No representation or warranty by Seller in this Agreement or any documents provided hereunder contains or will contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained herein and therein not misleading. All representations and warranties made by Seller in this Agreement and all documents provided hereunder shall be true and correct as of the date of Closing with the same force and effect as if they had been made on and as of such date.

      2.10 Due Performance. Seller has in all material respects performed all obligations required to be performed by it under, and is not in default in any material respect under, or in violation in any material respect of, any agreement, lease, mortgage, note, bond, indenture, license, or other documents or undertaking, oral or written, relating to the Properties to which he is a party or by which he is bound, or by which the Properties may be materially affected. Except as expressly set forth on the Statement of Issues annexed hereto as Schedule 3, Seller is not in violation or default in any material respect of any judicial, administrative, or governmental order, writ, rule, regulation, injunction, or decree relating to the Properties. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not result in any violation or default referred to in this paragraph.


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                                   ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser represents and warrants to Seller as follows:

      3.1 Corporate Organization. Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to enter into this Agreement and perform the transactions contemplated herein.

      3.2 Capitalization. The authorized capital stock of the Purchaser consists of 80,000,000 shares of common stock, $.001 par value and 20,000,000 shares of preferred stock, par value $.001 per share. There is no other capital stock authorized for issuance. As of the date hereof, 15,000,000 shares of common stock were validly issued and outstanding, fully paid, and non-assessable with no preferred stock outstanding. Other than the Acquisition Shares, there are no outstanding options, warrants, or other rights, agreements, or commitments (contingent or otherwise) obligating the Purchaser to issue any additional shares of capital stock.

      3.3 Acquisition Shares. The Acquisition Shares, when issued in accordance with the terms of this Agreement, will be validly issued fully paid, and non-assessable.

      3.4 Corporate Authority. The execution and delivery of this Agreement and the carrying out of the provisions hereof have been duly authorized by Purchaser's Board of Directors and Purchaser shall furnish to Seller, duly certified copies of such authorizing resolutions. This Agreement is binding upon and enforceable against Purchaser in accordance with its terms and is not in violation of the provision of any judicial, governmental or administrative decree, order, writ, injunction, or judgment, or in conflict with or will result in the breach of, or constitute a default under, Purchaser's Certificate of Incorporation or bylaws or any capital stock provision to which Purchaser may be subject, or any mortgage, indenture, contract, agreement, or other instrument to which Purchaser is a party or by which it may be bound.

      3.5 Binding Nature. This Agreement shall be, when duly executed and delivered, a legal and binding obligation of Purchaser, enforceable in accordance with its terms.

      3.6 Representations and Warranties. No representation or warranty by Purchaser in this Agreement contains or will contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained herein not misleading. All representations and warranties made by Purchaser in this Agreement shall be true and correct as of Closing with the same force and effect as if they had been made on and as of such date.

      3.7 Compliance with Securities Laws. To the best of Purchaser's knowledge, neither Purchaser nor any officer, director, affiliate, or controlling person of Purchaser has committed any violation, or been in any way in contravention, of any law, rule or regulation governing transactions in securities, in connection with the transactions herein.

      3.8 Inspection and Value. Purchaser has formed its own opinion as to the value of the Properties being purchased hereunder. The parties agree that Seller's warranties include only the express written warranties that are contained in this Agreement. The parties acknowledge that Purchaser has inspected such Properties and Seller has given Purchaser ample opportunity to conduct such inspections.


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      3.9 No Litigation. No actions or proceedings are pending or, to
Purchaser's best knowledge, threatened before any court, administrative authority, or other authority that might materially or adversely affect Purchaser's ability or right to perform all of its obligations hereunder.

                                   ARTICLE 4

                           REPRESENTATIONS OF HAWKINS

      4.1 INVESTMENT REPRESENTATION. Hawkins represents and confirms to the Purchaser that he (1) is an accredited investor within the meaning of Rule 501(a) under the Securities Act or, if not such an accredited investor, has alone or together with a purchaser representative within the meaning of Rule 501(h) under the Securities Act, such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the securities of the Purchaser of the type contemplated by this Agreement; (2) is aware of the limits on resale of the Acquisition Shares imposed by virtue of the nature of the transaction; and (3) will receive and accept at the Closing, the Acquisition Shares for investment, and without any view to the sale, resale or other distribution thereof in any manner that is in violation of the Securities Act. The certificates representing the Acquisition Shares, when delivered to Hawkins at the Closing, may have appropriate orders restricting transfer placed against them on the stock records of the Purchaser and/or the transfer agent for such securities and may have placed upon them a legend in substantially the following form:

            "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY BE SOLD, TRANSFERRED OR ENCUMBERED ONLY PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, PURSUANT TO A NO-ACTION LETTER FROM THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION OR PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Hawkins agrees not to attempt any transfer of the Acquisition Shares without first complying with the substance of said legend.

      4.2 Securities and Exchange Commission Filing. Hawkins agrees to cooperate with the Purchaser in connection with its filing of the Registration Statement and complete Officers' Directors' and Principal Shareholder Questionnaires in connection therewith.

      4.3 Representations and Warranties. No representation or warranty by Hawkins in this Agreement or any documents provided hereunder contains or will contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained herein and therein not misleading. All representations and warranties made by Hawkins in this Agreement and all documents provided hereunder shall be true and correct as of the date of Closing with the same force and effect as if they had been made on and as of such date.


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                                   ARTICLE 5

                            REPRESENTATION OF TANDEM

      5.1 THRESHOLD AMOUNT. Tandem hereby gives the exclusive rights to Purchaser to any financing that Tandem may require te execute its option to acquire a 40% interest in the Properties which are the subject of this Agreement. Purchaser shall have twenty-one (21) days from the date that it notifies Tandem that it has expended $5.0 million on exploration, to negotiate a financing agreement with Tandem for the $2.0 million required to exercise the option. Such financing will be subject to the approval of the appropriate regulatory authorities.

      Should no agreement be reached in the twenty-one (21) days, the financing exclusivity extended to Purchaser will become null and void.

                                   ARTICLE 6

                                  LIABILITIES

      6.1 No Assumption of Liabilities.

            (a) Seller acknowledges that Purchaser is acquiring the Properties hereunder without any assumption of Seller's liabilities except to the extent expressly provided herein. Seller covenants that he shall fully and timely satisfy all his present liabilities to creditors not assumed by Purchaser hereunder; and

            (b) There are no undisclosed liabilities other than as stated in this Agreement or Schedules annexed hereto.

                                   ARTICLE 7

                                   CONDITIONS

      7.1 Conditions to Seller's Obligations. Seller's obligations to complete the Closing hereunder are, at his option, subject to the following conditions:

            (a) All Purchaser's representations and warranties contained in this Agreement shall be true in all material respects as of and at the Closing.

            (b) Purchaser shall have performed and complied with all of its agreements, terms, and conditions under this Agreement on or before the Closing.

            (c) At the Closing, the Purchaser shall have in its bank account, from the proceeds of an offering pursuant to Rule 504 of Regulation D of the Securities Act, approximately U.S.$250,000 in cash, less any fees expended in connection with the offering, this Agreement and the Registration Statement, including all professional fees.


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            (d) At the Closing, Purchaser shall have entered into an agreement with the Seller and/or his operating company, Prospecting Geophysics Ltd, to operate the Properties in the form of Exhibit 1, hereto.

            (e) At the Closing, the Purchaser shall have assigned to Seller and Hawkins an aggregate of one (1%) percent of the net smelter interest in the Properties (the "Smelter Interest"), one half of which shall be payable over the first $50,000,000 Canadian in revenues. The Smelter Interest or Gross Proceeds of Production interest would be eliminated at such time as Seller and Hawkins receive, in the aggregate, payment of $10,000,000 Canadian. The Net Smelter interest and Gross Proceeds of Production is defined in Schedule 4 attached hereto.

            (f) At the Closing, the Purchaser shall have delivered to Tandem an option to purchase forty (40%) percent of the Properties, in the form of Exhibit 3 hereto (the "Tandem Option"), the exercise of which shall be conditioned upon
(i) the Purchaser having expended $5,000,000 Canadian (the "Threshold Amount");
(ii) Tandem paying the Purchaser $2,000,000 Canadian in connection with the mining of the Properties; and (iii) within sixty (60) days of demonstrating that the Threshold Amount has been expended, the Purchaser and Tandem entering into a joint venture agreement to operate the Properties.

            (g) Seller shall have received an opinion of Purchaser's counsel, dated the Closing Date, in form and substance reasonably satisfactory to Seller's counsel, stating that:

                  (i) Purchaser is a corporation duly organized and existing in good standing under the laws of the State of Delaware.

                  (ii) Purchaser has full power and authority to make, execute, deliver, and perform this Agreement, all corporate and other proceedings required to be taken by Purchaser, its directors and shareholders to authorize Purchaser to enter into and carry out this Agreement and the transactions contemplated hereby have been duly and properly taken; and this Agreement constitutes a valid obligation binding upon Purchaser in accordance with its terms;

                  (iii) The execution, delivery, and consummation of this Agreement does not conflict with, result in a breach of, or constitute a default under, Purchaser's Articles of Incorporation or bylaws, or any material agreement or instrument of which such counsel has knowledge and to which Purchaser is a party or by which it is bound.

            (h) Purchaser shall not be in bankruptcy or similar proceedings.

      7.2 Conditions to Purchaser's Obligations. Purchaser's obligations to complete the Closing under this Agreement are, at its option, subject to fulfillment by Seller of each of the following conditions:

            (a) All representations and warranties of the Seller contained in this Agreement shall be true in all material respects as of and at the Closing Date with the same effect as if they had been made on and as of Closing, except as otherwise contemplated or specifically permitted by the terms of hereof.

            (b) Seller shall have performed and complied with all of his agreements, terms, and conditions under this Agreement on or before the Closing Date.


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            (c) Purchaser shall have received an opinion of Seller's counsel, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser's counsel stating that:

                  (i) Seller has the full power and authority to make, execute, deliver, and perform this Agreement and this Agreement constitutes a valid obligation binding upon Seller in accordance with its terms.

                  (ii) At the Closing, Purchaser shall receive good and marketable title to the Properties being sold and transferred hereunder, free and clear of all security interests, encumbrances, liens, or other interests, subject only to matters expressly set forth herein or in the Schedule of Encumbrances as annexed hereto as Schedule 2.

                  (iii) After diligent investigation, counsel does not know of any litigation proceeding or governmental investigation pending or threatened against or relating to the Properties (other than as set forth in Schedule 3 hereto, Statement of Issues).

                  (iv) The execution, delivery, and consummation of this Agreement does not conflict with, result in the breach of, or constitute a default under any material agreement or instrument of which counsel has knowledge and to which Seller is a party or by which he is bound.

                  (v) After diligent investigation, counsel does not know of anything materially and adversely affecting the Properties as a result of any transaction, labor dispute, or discussion.

                  (vi) Seller has complied with all applicable laws and regulations applicable to the transactions contemplated to be performed by him hereunder.

                  (vii) Neither the execution and delivery hereof, nor Seller's compliance with the terms and provisions hereof will result in the breach of any applicable statute or regulation, or of any administrative or court order or decree, nor will such compliance conflict with or result in the breach of any of the terms, provisions, covenants, or conditions of any agreement or other instruments to which Seller is a party, or by which he is or may be bound.

                  (viii) The Properties are free and clear of all perfected, filed, and recorded liens, charges, and encumbrances, except as otherwise specifically disclosed in this Agreement and the Schedules attached thereto, except that Seller's counsel shall not be required to state any opinion in respect to the title of any real property included in the Properties. The instruments of assignment, transfer, and conveyance of the Properties to Purchaser comply in all respects with the terms of this Agreement, and are sufficient to vest in Purchaser all of Seller's right, title, and interest in respect to all of the Properties.

                  (ix) This Agreement and all of the instruments and agreements delivered by Seller to Purchaser on the date hereof are legal, valid, and binding obligations of Seller, enforceable in accordance with their terms, subject only to the rights and remedies of creditors arising under applicable bankruptcy, moratorium, and other laws.

                  (x) There is no suit, action or legal, administrative, arbitration or other proceeding or governmental investigation, or any material change in the zoning or building ordinances affecting any of the Properties, pending or, to the best of counsel's knowledge, after due inquiry, threatened against Seller, which might materially or adversely affect the transfer of the Properties by the Seller;


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            (d) Seller shall have delivered to Purchaser all other instruments and documents that Purchaser shall reasonably request for the purpose of further perfecting its title in the Properties.

            (e) Tandem shall have delivered the Diamond Discovery Option to the Purchaser, Exhibit 2 hereof.

            (f) Seller shall not be in bankruptcy or similar proceedings.

      7.3 Waivers and Consents. Seller shall use his best efforts to obtain all written waivers and consents that are required, or reasonably requested by Purchaser, in connection with the sale of the Properties in accordance with the terms of this Agreement.

      7.4 Removal of Liens. At or before the Closing, Seller will obtain valid, binding, and enforceable releases, satisfactions, and discharges, as the case may be, of all the liens, charges, and encumbrances affecting the Properties, except those expressly assumed and accepted by Purchaser hereunder.

                                   ARTICLE 8

                              CLOSING OBLIGATIONS

      8.1 Seller's Obligations at Closing. At the Closing, Seller shall execute and deliver to Purchaser:

            (a) The deeds with respect to the Properties as provided above, together with an affidavit of title and all other instruments that Purchaser's title insurance company may reasonably request in connection with its insuring of the title; and all other instruments, and documents of conveyance and transfer that may be necessary or appropriate to convey and transfer to Purchaser the Properties.

            (b) opinion of Seller's counsel as provided above.

            (c) All other instruments and documents elsewhere required herein.

            (d) The current original tax bills on the Properties.

            (e) A certificate signed by Seller certifying as to the truth and accuracy of representations and warranties set forth in this Agreement on the Closing Date as if originally made on such date and the fulfillment of the covenants and agreements as of the Closing.

      8.2 Purchaser's Obligations at Closing. At Closing, Purchaser shall execute and deliver to Seller:

            (a) The cash payments and Acquisition Shares as provided for herein.

            (b) An opinion of Purchaser's counsel as required above.


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            (c) True and complete copies of resolutions duly adopted by
Purchaser's Board of Directors and, if required its shareholders and duly certified by the Secretary of the corporation which provide all necessary corporate authorization for the execution and carrying out of this Agreement and its provisions.

            (d) A certificate signed by Purchaser certifying as to the truth and accuracy of representations and warranties set forth in this Agreement on the Closing Date as if originally made on such date and the fulfillment of the covenants and agreements as of the Closing.

                                   ARTICLE 9

                                 MISCELLANEOUS

      9.1 Brokerage. Each party represents and warrants to the other that no broker is entitled to any commission, or similar fee, in connection with the making and carrying out of this Agreement.

      9.2 Indemnification. Seller shall defend, indemnify, and hold Purchaser harmless against any loss, damage, claim of third parties, actions, suits, demands, judgments, or expense (including legal and other fees and charges) incurred or sustained by Purchaser as a result of or attributable to any misrepresentation or breach of any representation, warranty, covenant, or agreement herein given or made by Seller. Purchaser shall defend, indemnify, and hold Seller harmless against any loss, damage, claim of third parties, actions, suits, demands, judgments, or expense (including legal and other fees and charges), incurred or sustained by Seller as a result of or attributable to any misrepresentation or breach of any representation, warranty, covenant, or agreement herein given or made by Purchaser.

      9.3 Entire Agreement; Modification. This Agreement supersedes all prior agreements and constitutes the entire agreement between the parties hereto with regard to the subject matter hereof. It may not be amended or modified except by an instrument executed by both parties.

      9.4 Notices and Communications. Any notice, payment, request, instruction, or other document to be delivered hereunder shall be deemed sufficiently given if in writing and delivered personally or mailed by certified mail, postage prepaid, if to Purchaser, addressed to it at the address first set forth above, with one copy to Bondy & Schloss LLP, 6 East 43rd Street, New York, New York 10017, Attention: Jeffrey A. Rinde, Esq. and if addressed to Seller, Hawkins and/or Tandem, addressed to them at the addresses first set forth above, unless in each case, such parties have notified the other in writing of a different address.

      9.5 Non-waiver. No delay or failure by either party to exercise any right hereunder, and no partial or single exercise of any such right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

      9.6 Headings. Headings in this Agreement are for convenience and reference only and shall not be used to interpret or construe its provisions.

      9.7 Governing law. This Agreement and all other documents relating to this Agreement shall be governed by the laws of the state of New York, excepting applicable Federal law and except only to the extent precluded by mandatory application of another state or foreign jurisdiction's laws.


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Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any part of such provision shall be prohibited by or invalid under applicable law, such provision or part thereof shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

      9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      9.9 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors, and assigns.

      9.10 Survival of Representations and Warranties. Except as otherwise expressly limited in this Agreement or the Schedules annexed, the parties' representations and warranties extended hereunder shall survive the Closing. Each party against whom liability is asserted hereunder shall be given the opportunity to participate, directly or through its authorized representative, at its expense, in the conduct of any negotiations relating to the settlements of any liability or other proceeding instituted by a third party against either Seller or Purchaser, as the case may be, giving rise to the alleged breach.

      9.11 Expenses. Except as otherwise expressly provided herein, each party shall pay all of its own expenses incidental to the negotiation and preparation of the documentation and financial statements relating to this Agreement, and for entering into and carrying out the terms and conditions thereof and consummating the transactions, regardless of whether they arc consummated.

      9.12 Payment of Taxes. All fees, costs, charges, and expenses payable to any federal, state, or municipal authority, including, without limitation, all filing fees, documentary stamps, and transfer, sales and other taxes required to be paid, or imposed in connection with the transfer of any of the Properties under the terms of this Agreement shall be paid by Seller, with the exception of any recordation taxes and charges payable in connection with the recordation of deeds relating to the Properties.

      9.13 Assignment. Except as may otherwise be expressly provided herein, neither party may assign any right, obligation, or liability arising hereunder without the other party's prior written consent. Any such assignment or attempted assignment shall be null and void.

      9.14 Confidentiality. Prior to the Closing of the transactions contemplated hereunder, the parties shall keep confidential the existence of this contract, the transactions described herein, and all information obtained from the other concerning the Properties. However, the covenants contained in this paragraph 9.14 shall not apply in respect to any information which (a) was already known to either party when such information was received from the other,
(b) was readily available to the general public at the time of such receipt, (c) subsequently becomes known to the general public through no fault or omission by the other party, (d) is subsequently disclosed by a third party which has the bona fide right to make such disclosure, or (e) is required to be disclosed by law or a governmental agency.

      9.15 Third Party Beneficiaries. Except for their proper heirs, successors, and assigns, the parties intend that no third party shall have any rights or claims by reason of this contract.


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

      9.16 Forum. The parties hereto agree that any action or proceeding arising out of or relating to this Agreement or the documents relating thereto, may be commenced in the Supreme Court of the State of New York, New York County or in the District Court of the United States for the Southern District of New York and each party agrees that a summons and complaint commencing an action or proceeding in either of such courts shall be properly served and shall confer personal jurisdiction if served personally or by certified mail to each party at their address set forth in this Agreement, or as otherwise provided under the laws of the state of New York. Further, Purchaser, Seller, Hawkins and Tandem hereby specifically consent to the personal jurisdiction of the Supreme Court of the State of New York, New York County and the District Court of the United States for the Southern District of New York and waive and hereby acknowledge that they are estopped from raising any claim that either such court lacks personal jurisdiction over them so as to prohibit either such court from adjudicating any issue raised in a complaint filed with either such court against them by the Purchaser concerning this Agreement.

      In Witness Whereof, the parties have caused this Agreement to be duly executed on the date first above written.

"DIAMOND DISCOVERIES INTERNATIONAL CORP."
Purchaser

By:
    -------------------------------------
    Teodosio V. Pangia, Chairman


Seller:


-----------------------------------------
Peter Ferderber

With Respect to Article
4 of the Agreement


Hawkins:


-----------------------------------------
Stanley G. Hawkins

With Respect to Article
5 of the Agreement


"TANDEM RESOURCES LTD."

Tandem:

By:
    -------------------------------------


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